AGREEMENT OF SALE AND PURCHASE
BY AND AMONG

PETROHAWK PROPERTIES, LP,
KCS RESOURCES, LLC
AND
HAWK FIELD SERVICES, LLC
TOGETHER, AS SELLER

AND

EV PROPERTIES, L.P.
AS PURCHASER
AUGUST 9, 2010

TABLE OF CONTENTS

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EXHIBITS

Exhibit A	Leases
Exhibit A-1	Wells, Future Wells, Units, and Allocated Values
Exhibit A-2	Equipment
Exhibit B	Conveyance for Assets

SCHEDULES

Schedule 1.2(d)	Contracts
Schedule 1.2(e)	Surface Contracts
Schedule 1.2(g)	Pipelines
Schedule 1.2(j)	Proprietary Seismic Data
Schedule 1.2(k)	Vehicles
Schedule 1.3(d)	Excluded Items
Schedule 1.4	Overhead Costs
Schedule 5.1	Identification of Certain Officers and Employees of Seller and Identification of Certain Officers and Employees of Purchaser
Schedule 5.7(a)	Party Proceedings
Schedule 5.7(b)	Non-Party Proceedings
Schedule 5.8	Taxes and Assessments
Schedule 5.9	Compliance with Laws
Schedule 5.10(a)	Contract Matters
Schedule 5.11	Hydrocarbon Production Payments
Schedule 5.12	Governmental Authorizations
Schedule 5.13	Preference Rights and Transfer Requirements
Schedule 5.14	Payout Balances
Schedule 5.15	Outstanding Capital Commitments
Schedule 5.16	Imbalances
Schedule 7.6	Operation of Business
Schedule 9.4(c)	Petrohawk Account Information

DEFINITIONS

"1031 Assets" has the meaning set forth in Section 7.8(c).

"Actual Knowledge" has the meaning set forth in Section 5.1(a).

"Adjusted Purchase Price" shall mean the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.

"Adjustment Period" has the meaning set forth in Section 2.2(a).

"AFE" means authority for expenditure.

"Affiliates" with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

"Aggregate Benefit Deductible" has the meaning set forth in Section 3.4(j).

"Aggregate Defect Deductible" has the meaning set forth in Section 3.4(j).

"Aggregate Indemnity Deductible" has the meaning set forth in Section 11.4(c).

"Agreed Accounting Firm" has the meaning set forth in Section 9.4(b).

"Agreement" means this Agreement of Sale and Purchase.

"Allocated Value" has the meaning set forth in Section 3.4(a).

"Assets" has the meaning set forth in Section 1.2.

"Assumed Seller Obligations" has the meaning set forth in Section 11.3.

"Business Day" means each calendar day except Saturdays, Sundays, and federal holidays.

"Calculation Date" has the meaning set forth in Section 7.10(d).

"CERCLA" has the meaning set forth in the definition of Environmental Laws.

"Claim Notice" has the meaning set forth in Section 11.4(b).

"Closing" has the meaning set forth in Section 9.1(a).

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"Closing Date" has the meaning set forth in Section 9.1(b).

"Closing Payment" has the meaning set forth in Section 9.4(a).

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Confidentiality Agreement" has the meaning set forth in Section 7.1(a).

"Contracts" has the meaning set forth in Section 1.2(d).

"Conveyance" has the meaning set forth in Section 3.1(b).

"COPAS" has the meaning set forth in Section 1.4.

"Core Assets” means that portion of the Assets which are identified on Exhibit A, Exhibit A-1 and Exhibit A-2 as Core Assets.

"Cure Period" has the meaning set forth in Section 3.4(c).

"Defensible Title" has the meaning set forth in Section 3.2.

"DTPA" has the meaning set forth in Section 11.10(a).

"Earned" has the meaning set forth in Section 1.4(b).

"Effective Time" has the meaning set forth in Section 1.4(a).

"Environmental Claim Date" has the meaning set forth in Section 4.3.

"Environmental Defect" has the meaning set forth in Section 4.3.

"Environmental Defect Amount" has the meaning set forth in Section 4.3.

"Environmental Defect Notice" has the meaning set forth in Section 4.3.

"Environmental Laws" means, as the same may have been amended, any federal, state or local law relating to (i) the control of any potential pollutant or protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of waste materials, or (iii) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. ("RCRA"); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq. (“AEA”); and all applicable related law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing. The term "Environmental Laws" includes all judicial and administrative decisions, orders, directives, and decrees issued by a Governmental Body pursuant to the foregoing.

"Environmental Liabilities" shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys' fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the  Assets prior to the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the  Assets prior to the Closing.

"Equipment" has the meaning set forth in Section 1.2(f).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Event" has the meaning set forth in definition of Material Adverse Effect.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

"Excluded Assets" has the meaning set forth in Section 1.3.

"Excluded Seller Obligations" has the meaning set forth in Section 11.3.

"Final Purchase Price" has the meaning set forth in Section 9.4(b).

"Final Settlement Date" has the meaning set forth in Section 9.4(b).

"Fundamental Representations" has the meaning set forth in Section 11.4(a).

"Future Well" means a well that may be drilled in the future on a Future Well Location, which (for the purposes of determining Defensible Title thereto and any Title Defects associated therewith pursuant to this Agreement) shall be treated as if such well had been drilled and completed and was in existence at or prior to the date of this Agreement.

"Future Well Location" means each drilling location identified on Exhibit A-1, subject to any depth restriction set forth in such Exhibit A-1 with respect to such location.

"GAAP" means generally accepted accounting principles in effect in the United States as amended from time to time.

"Governmental Authorizations" has the meaning set forth in Section 5.12.

"Governmental Body" or "Governmental Bodies" means any federal, state, local, municipal, or other government; any governmental, regulatory or administrative agency, commission, body, arbitrator or arbitration panel or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

"Hazardous Material" means (i) any "hazardous substance," as defined by CERCLA, (ii) any "hazardous waste" or "solid waste," in either case as defined by RCRA, and any analogous state statutes, and any regulations promulgated thereunder, (iii) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any applicable Environmental Laws, (iv) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in AEA and any amendments or authorizations thereof, (v) any regulated asbestos-containing materials in any form or condition, (vi) any regulated polychlorinated biphenyls in any form or condition, and (vii) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof.

"HFS” means Hawk Field Services, LLC, an Oklahoma limited liability company.

"Hydrocarbons" means oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with the foregoing.

"Imbalance" or "Imbalances" means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location.

"incurred" has the meaning set forth in Section 1.4(b).

"Indemnified Party" has the meaning set forth in Section 11.7(a).

"Indemnifying Party" has the meaning set forth in Section 11.7(a).

"Indemnity Agreement" has the meaning set forth in Section 3.4(d)(ii).

"Independent Expert" has the meaning set forth in Section 4.3.

"Individual Indemnity Threshold” has the meaning set forth in Section 11.4(c)

"Individual Benefit Threshold" has the meaning set forth in Section 3.4(j).

"Individual Environmental Threshold" has the meaning set forth in Section 4.3.

"Individual Title Threshold" has the meaning set forth in Section 3.4(j).

"KCS” means KCS Resources, LLC, a Delaware limited liability company.

"Lands" has the meaning set forth in Section 1.2(a).

"Laws" means all statutes, laws, rules, regulations, ordinances, orders, decrees and codes of Governmental Bodies.

"Leases" has the meaning set forth in Section 1.2(a).

"Like-Kind Exchange" has the meaning set forth Section 7.8(c).

"Losses" means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other actual out of pocket expenses incurred in investigating and preparing for or in connection with any Proceeding); however, excluding special, punitive, exemplary, consequential or indirect damages, except to the extent a party is required to pay such damages to a third party in connection with a matter for which such party is entitled to indemnification under Article 11.

"Lowest Cost Response" means the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws.

"Material Adverse Effect" means, with respect to Seller, any change, inaccuracy, circumstance, effect, event, result, occurrence, condition or fact (each an "Event") (whether or not (i) foreseeable or known as of the date of this Agreement or (ii) covered by insurance) that has had, or could reasonably be expected to have, a material adverse effect on (i) the ownership, operation or value of the Assets, taken as a whole, or (ii) the ability of Seller to consummate the transactions contemplated hereby. “Material Adverse Effect” means, with respect to Purchaser, any Event (whether or not (i) foreseeable or known as of the date of this Agreement or (ii) covered by insurance) that has had, or could reasonably be expected to have, a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby. Excluded from such Events for the purposes of determining whether a "Material Adverse Effect" has occurred or could reasonably be expected to occur are (A) Events resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (B) Events resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war or terrorist events, (C) Events that affect the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), (D) any effect resulting from a change in Laws or regulatory policies, and (E) the consequences of drilling and production operations (including but not limited to depletion, the watering out of any Well(s), collapsed casing or sand infiltration of any Well(s), sidetrack drilling operations on any Well(s), drilling results of any Well(s), and the depreciation of personal property due to ordinary wear and tear with respect to the Assets).

"Material Contracts" has the meaning set forth in Section 5.10.

"Net Revenue Interest" has the meaning set forth in Section 3.2(a).

"Non-Core Assets” means the portion of the Assets which are identified on Exhibit A, Exhibit A-1 and Exhibit A-2 as Non-Core Assets.

"NORM" means naturally occurring radioactive material.

"Notice Period" has the meaning set forth in Section 11.7(a).

"PEC" means Petrohawk Energy Corporation, a Delaware corporation and ultimate parent of Seller.

"Permitted Encumbrances" has the meaning set forth in Section 3.3.

"Person" means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

"Petrohawk Properties” means Petrohawk Properties, LP, a Texas limited partnership.

"Personal Property" has the meaning set forth in Section 1.2(g).

"Pipelines" has the meaning set forth in Section 1.2(g).

"Preference Property" has the meaning set forth in Section 7.7(b).

"Preference Right" means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

"Proceeding" or "Proceedings" has the meaning set forth in Section 5.7.

"Properties" has the meaning set forth in Section 1.2(c).

"Property Costs" has the meaning set forth in Section 1.4(b).

"Purchase Price" has the meaning set forth in Section 2.1.

"Purchaser" has the meaning set forth in the preamble hereto.

x

"Purchaser Indemnified Persons" has the meaning set forth in Section 11.5.

"Qualified Intermediary" has the meaning set forth in Section 7.8(c).

"RCRA" has the meaning set forth in the definition of Environmental Laws.

"Records" has the meaning set forth in Section 1.2(i).

"REGARDLESS OF FAULT" means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF THE SELLER INDEMNIFIED PERSONS; AND/OR

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF PURCHASER'S PROPERTY OR SELLER'S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), INVITEES AND/OR THIRD PARTIES; AND/OR

THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OF A PARTY WHETHER CHARTERED, OWNED, OR PROVIDED BY THE PURCHASER INDEMNIFIED PERSONS, SELLER INDEMNIFIED PERSONS, INVITEES AND/OR THIRD PARTIES.

"Retained Asset" has the meaning set forth in Section 7.7(c).

"Retained Employee Liabilities" shall mean any liabilities of Seller (i) to employees of Seller arising under the Worker Adjustment Retraining Notification Act of 1988 as a result of actions taken by Seller prior to the Closing, (ii) arising out of claims by Seller employees with respect to events that occur prior to the Closing and that relate to their employment with, or the terminations of their employment from, Seller, (iii) with respect to employees of Seller arising under any "employee benefit plan" (as defined in Section 3(3) of ERISA) that is sponsored by, contributed to, or maintained by, Seller, or (iv) arising under ERISA for which Purchaser may have any liability under ERISA solely as a result of the consummation of the transaction contemplated by this Agreement.

"Retention Notice" has the meaning set forth in Section 7.10(d).

"SEC” means the U.S. Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

"Seller" has the meaning set forth in the preamble hereto.

"Seller Indemnified Persons" has the meaning set forth in Section 11.6.

"Seller Operated Assets" means Assets operated by Seller or an Affiliate of Seller.

"Surface Contracts" has the meaning set forth in Section 1.2(e).

"Taxes" means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts which may be imposed with respect thereto.

"Tax Returns" has the meaning set forth in Section 5.8(a).

"Termination Date" has the meaning set forth in Section 10.1(b)(i).

"Termination Cost" has the meaning set forth in Section 7.10(d).

"Third Party Claim" has the meaning set forth in Section 11.7(a).

"Title Benefit" has the meaning set forth in Section 3.2(d).

"Title Benefit Amount" has the meaning set forth in Section 3.4(e).

"Title Benefit Notice" has the meaning set forth in Section 3.4(b).

"Title Claim Date" has the meaning set forth in Section 3.4(a).

"Title Defect" has the meaning set forth in Section 3.2(d).

"Title Defect Amount" has the meaning set forth in Section 3.4(d)(i).

"Title Defect Notice" has the meaning set forth in Section 3.4(a).

"Title Defect Property" has the meaning set forth in Section 3.4(a).

"Title Expert" has the meaning set forth in Section 3.4(i).

"Transfer Requirement" means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein; provided, however, that "Transfer Requirement" shall not include any consent of, notice to, filing with, or other action by any Governmental Body in connection with the sale or conveyance of oil and/or gas leases or interests therein or Surface Contracts or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Surface Contracts or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

"Transfer Taxes" has the meaning set forth in Section 12.3.

"Units" has the meaning set forth in Section 1.2(c).

"Unwind Notice" has the meaning set forth in Section 7.10(d).

"Warranty Well" means a Well or a Future Well, as the context requires.

"Wells" has the meaning set forth in Section 1.2(b).

"Wytex Case" has the meaning set forth in Section 12.21.

"Young Case" has the meaning set forth in Section 12.21.

AGREEMENT OF SALE AND PURCHASE

This Agreement of Sale and Purchase is executed on August 9, 2010, by and among Petrohawk Properties, LP, a Texas limited partnership, KCS Resources, LLC, a Delaware limited liability company and Hawk Field Services, LLC, an Oklahoma limited liability company (together "Seller"), and EV Properties, L.P., a Delaware limited partnership ("Purchaser").

RECITALS

A. Seller owns the Assets as more fully described in Section 1.2 and the exhibits hereto.

B. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the properties and rights of Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.1       Purchase and Sale. At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets and to assume the Assumed Seller Obligations.

Section 1.2       Assets.  As used herein, the term "Assets" means, subject to the terms and conditions of this Agreement, all of Seller's right, title, interest and estate, in and to the following (but excluding the Excluded Assets):

(a)           All of the oil and gas leases; subleases and other leaseholds; interests in fee; carried interests; reversionary interests; net profits interests; royalty interests; overriding royalty interests; forced pooled interests; farmout rights; options; mineral interests and other properties and interests described on Exhibit A, subject to such depth limitations and other restrictions as may be set forth in the oil and gas leases or other agreements of record (collectively, the "Leases"), together with each and every kind and character of right, title, claim, and interest that Seller has in and to the lands covered by the Leases and the interests currently pooled, unitized, communitized or consolidated therewith (the "Lands");

(b)           All oil, gas, water or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, including but not limited to the interests in the wells shown on Exhibit A-1 attached hereto (collectively, the "Wells");

(c)           All leasehold interests of Seller in or to any currently existing pools or units which include any Lands or all or a part of any Leases or include any Wells, including those pools or units related to the Properties and associated with the Wells shown on Exhibit A-1 (the "Units"; the Units, together with the Leases, Lands and Wells, being hereinafter referred to as the "Properties"), and including all leasehold interests of Seller in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(d)           All contracts, agreements and instruments by which the Properties are bound or subject, or that relate to or are otherwise applicable to the Properties, only to the extent applicable to the Properties rather than Seller's or any of its Affiliates' other properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, area of mutual interest agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas or casinghead gas and processing agreements to the extent applicable to the Properties or the production of Hydrocarbons produced in association therewith from the Properties, including those identified on Schedule 1.2(d)  (hereinafter collectively referred to as "Contracts"), but excluding any contracts, agreements and instruments to the extent transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not waived by Purchaser or satisfied pursuant to Section 7.7 and provided that "Contracts" shall not include the instruments constituting the Leases;

(e)           All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights ("Surface Contracts") appurtenant to, and used or held for use in connection with the Properties (including those identified on Schedule 1.2(e)), but excluding any permits and other rights to the extent transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not waived by Purchaser or satisfied pursuant to Section 7.7;

(f)            All treatment and processing plants and equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used or held for use in connection with the operation of the Properties, including those identified on Exhibit A-2 ("Equipment");

(g)           All flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, in connection with the operation of the Properties, including those identified on Schedule 1.2(g) ("Pipelines" and, together with the Equipment and Wells, "Personal Property");

(h)           All Hydrocarbons produced from or attributable to the Leases, Lands, and Wells from and after the Effective Time, together with Imbalances associated with the Properties;

(i)            All lease files, land files, well files, gas and oil sales contract files, gas processing and transportation files, division order files, abstracts, title opinions, land surveys, logs, maps, engineering data and reports, interpretive data, technical evaluations and technical outputs, and other books, records, data, files, and accounting records, including but not limited to records showing all funds payable to owners of working interests, royalties and overriding royalties and other interests in the Properties held in suspense by Seller as of the Closing Date, in each case to the extent related to the Properties, or used or held for use in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not satisfied pursuant to Section 7.7, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Seller's or any of its Affiliates' legal counsel (other than title opinions), (iv) third party reserve reports and evaluations, and (v) records relating to the marketing, negotiation, and consummation of the sale of the Assets (subject to such exclusions, the "Records"); provided, however, that Seller may retain the originals of such Records as Seller has reasonably determined may be required for existing litigation, tax, accounting, and auditing purposes;

(j)            To the extent transferable, and subject to payment by Purchaser of all third party transfer and license fees, all geological and geophysical data (including all seismic data, as well as reprocessed data) related exclusively to the Properties, including those items identified in Schedule 1.2(j);

(k)           All vehicles identified on Schedule 1.2(k); and

(l)            All funds payable to owners of working interests, royalties and overriding royalties and other interests in the Properties held in suspense by Seller as of the Closing Date.

Section 1.3       Excluded Assets.  Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the transaction contemplated hereby (collectively, the "Excluded Assets"):

(a)           except to the extent necessary to satisfy Seller's obligations under Section 7.1, (i) all corporate, financial, income and franchise tax and legal records of Seller that relate to Seller's business generally (whether or not relating to the Assets), (ii) all books, records and files that relate to the Excluded Assets, (iii) those records retained by Seller pursuant to Section 1.2(i) and (iv) copies of any other Records retained by Seller pursuant to Section 1.5;

(b)           all rights to any refund related to the Excluded Seller Obligations or Taxes or other costs or expenses borne by Seller or Seller's predecessors in interest and title attributable to periods prior to the Effective Time;

(c)           Seller's area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller's business generally;

(d)           those items listed in Schedule 1.3(d);

(e)           all trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, pre-paid expenses and deposits, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(f)            all right, title and interest of Seller in and to vehicles used in connection with the Assets, other than those identified on Schedule 1.2(k);

(g)           all rights, titles, claims and interests of Seller or any Affiliate of Seller (i) to or under any policy or agreement of insurance or any insurance proceeds; except to the extent provided in Section 3.5, and (ii) to or under any bond or bond proceeds;

(h)           subject to Section 12.5, any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(i)            a nonexclusive right to freely use any copies of any logs, interpretive data, technical outputs, technical evaluations, maps, engineering data and reports, and other data and information being transferred as a part of the Assets that Seller is entitled to retain pursuant to Section 1.5; and

(j)            all Retained Assets not conveyed to Purchaser pursuant to Section 7.7 and any Property excluded pursuant to Section 3.4(d)(iii)

Section 1.4       Effective Time; Proration of Costs and Revenues.

(a)           Subject to Section 1.5, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 A.M., local time, where the respective Assets are located, on July  1, 2010 (the "Effective Time"), as described below.

(b)           Purchaser shall be entitled to all Hydrocarbon production from or attributable to the Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time. Seller shall be entitled to all Hydrocarbon production from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time. "Earned" and "incurred", as used in this Agreement, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (COPAS) standards, as applicable. "Property Costs" means all costs attributable to the ownership and operation of the Assets (including without limitation costs of insurance relating specifically to the Assets and ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the Assets and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, and regardless of whether charged by an Affiliate of Seller or by a third party, or, if none, the amounts shown under Schedule 1.4 shall be the overhead amounts deemed charged to the Assets.  For purposes of this Section 1.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), under this Section 1.4, (i) liquid Hydrocarbons shall be deemed to be "from or attributable to" the Properties when they are placed into the storage facilities and (ii) gaseous Hydrocarbons shall be deemed to be "from or attributable to" the Properties when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available. Seller shall provide to Purchaser, no later than five (5) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 hereof that will be used to determine the Closing Payment. Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that Hydrocarbon production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time.

Section 1.5       Delivery and Maintenance of Records.  Seller shall deliver the Records (FOB Seller's office) to Purchaser within fifteen (15) days following Closing. Other than any original Records retained by Seller pursuant to Section 1.2(i), Purchaser shall be entitled to all original Records maintained by Seller. Seller shall be entitled to keep a copy or copies of all Records; provided, however, that Seller shall not sell or otherwise allow third parties to review, copy or otherwise use any Records retained by Seller except as required by law or permitted in connection with a transfer pursuant to Section 12.10. Purchaser shall preserve the Records for a period of seven (7) years following the Closing and will allow Seller and its representatives, consultants and advisors reasonable access, during normal business hours and upon reasonable notice, to the Records for any legitimate business reason of Seller, including in order for Seller to comply with a Tax or other legally required reporting obligation or Tax or legal dispute.  Any such access shall be at the sole cost and expense of Seller. Unless otherwise consented to in writing by Seller, for a period of seven (7) years following the Closing Date, Purchaser shall not and shall cause its Affiliates not to, destroy, alter or otherwise dispose of the Records, or any portions thereof, without first giving at least thirty (30) days prior written notice to Seller and offering to surrender to Seller the Records or such portions thereof.

ARTICLE 2
PURCHASE PRICE

Section 2.1       Purchase Price.  The purchase price for the Assets (the "Purchase Price") shall be $123,000,000 adjusted as provided in Section 2.2.

Section 2.2       Adjustments to Purchase Price.  The Purchase Price for the Assets shall be adjusted in the manner specified below (without duplication), with all such amounts being determined in accordance with GAAP and COPAS standards, as applicable, in order to reach the Adjusted Purchase Price:

(a)           Reduced by the aggregate amount of the following proceeds received by Seller between (and including) the Effective Time and the Closing Date (with the period between the Effective Time and the Closing Date referred to as the "Adjustment Period"): (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales, excise or similar Taxes not reimbursed to Seller by the purchaser of production) produced from or attributable to the Properties during the Adjustment Period, and (ii) other proceeds earned with respect to the Assets during the Adjustment Period;

(b)           Reduced to the extent provided in Section 7.7 with respect to Preference Rights and Retained Assets;

(c)           (i) If the parties make the election under Section 3.4(d)(i) with respect to a Title Defect, subject to the Individual Title Threshold and the Aggregate Defect Deductible, reduced by the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing and (ii) subject to the Individual Benefit Threshold and the Aggregate Benefit Deductible, increased by the Title Benefit Amount with respect to each Title Benefit for which the Title Benefit Amount has been determined prior to Closing;

(d)           Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets which are paid by Seller and incurred during the Adjustment Period (including any overhead costs under Schedule 1.4 deemed charged to the Assets with respect to the Adjustment Period even though not actually paid), except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a);

(e)           Reduced to the extent provided in Section 3.4(d)(iii) for any Properties excluded from the Assets pursuant to Section 3.4(d)(iii) and reduced to the extent provided in Section 4.3 for Environmental Defects;

(f)            Increased or reduced as mutually agreed upon in writing prior to Closing by Seller and Purchaser;

(g)           Increased by the value of the amount of any and all Hydrocarbons stored in tanks and pipelines attributable to the ownership and operation of the Assets that belong to Seller as of the Effective Time (which value shall be computed at the applicable third-party contract prices for the month of June 2010 for such stored Hydrocarbons);

(h)           Reduced or increased, as the case may be, by the actual net aggregate Imbalances, if any, owed by Seller to third parties, or third parties to Seller, as of the Effective Time, multiplied by a price of $3.00 per MMBtu;

(i)            Increased by the amount of the funds transferred pursuant to Section 1.2(l); and

Each adjustment made pursuant to Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser's entitlement under Section 1.4 to Hydrocarbon production from or attributable to the Properties during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, Purchaser shall not have any separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(d) shall serve to satisfy, up to the amount of the adjustment, Purchaser's obligation under Section 1.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period.

Section 2.3       Allocation of Purchase Price.  The Allocated Values are contained in Exhibit A-1.  Purchaser shall be responsible for assigning the Allocated Values, subject to Seller’s right to review the Allocated Values for reasonableness.

ARTICLE 3
TITLE MATTERS

Section 3.1       Seller's Title.

(a)           PURCHASER ACKNOWLEDGES THAT THE SOLE AND EXCLUSIVE REMEDY FOR TITLE DEFECTS SHALL BE AS SET FORTH IN SECTION 3.4.

(b)           The assignment and conveyance documents to be delivered by Seller to Purchaser shall be substantially in the form of Exhibit B hereto (the "Conveyance"), which shall disclaim warranty of title except for those claiming by, through or under Seller.

(c)            Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 3 results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Article 5, then Purchaser shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article 3, and shall be precluded from also asserting such matter as the basis of the breach of any representation or warranty.

Section 3.2       Definition of Defensible Title.  As used in this Agreement, the term "Defensible Title" means that title of Seller with respect to the Units, Warranty Wells or other Assets shown in Exhibit A-1 that, except for and subject to Permitted Encumbrances:

(a)           Entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Unit, Warranty Well or other Asset shown in Exhibit A-1 throughout the duration of the productive life of such Unit, Warranty Well or other Asset (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a "Net Revenue Interest"), of not less than the Net Revenue Interest shown in Exhibit A-1 for such Unit, Warranty Well or other Asset, except (solely to the extent that such actions do not cause a breach of Seller's covenants under Section 7.6) for decreases in connection with those operations in which Seller may from and after the Effective Time become a non-consenting co-owner, decreases resulting from the establishment or amendment from and after the Effective Time of pools or units, and decreases required to allow other working interest owners to make up past underproduction of Hydrocarbons or pipelines to make up past under deliveries of Hydrocarbons, and except as stated in such Exhibit A-1;

(b)           Obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, (i) any Unit, Warranty Well or other Asset shown in Exhibit A-1 not greater than the "working interest" shown in Exhibit A-1 for such Unit, Warranty Well or other Asset without increase throughout the productive life of such Unit, Warranty Well or other Asset, except as stated in Exhibit A-1 and except for increases resulting from contribution requirements with respect to non-consenting or defaulting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in Seller's Net Revenue Interest; and

(c)           Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects.

(d)           As used in this Agreement, the term "Title Defect" means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in Net Revenue Interest or working interest) that causes Seller not to have Defensible Title in and to the Units, Warranty Wells or other Assets shown on Exhibit A-1 as of the Effective Time and the Closing. As used in this Agreement, the term "Title Benefit" shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller in any Unit, Warranty Well or other Asset shown on Exhibit A-1, without causing a greater than proportionate increase in Seller's working interest above that shown in Exhibit A-1 as of the Effective Time. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i)	defects based solely on (1) lack of information in Seller's files, or (2) references to a document(s) if such document(s) is not in Seller's files;

(ii)
defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative written evidence that the action was not authorized and results in another Person’s superior claim of title;

(iii)
defects based on failure to record Leases issued by any state or federal Governmental Body, or any assignments of such Leases, in the real property, conveyance or other records of the county in which such Property is located;

(iv)	Intentionally Deleted.

(v)	defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(vi)
defects in the chain of title consisting of the failure to recite marital status in a  document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission has resulted in another Person’s superior claim of title; and

(vii)	defects that have been cured by applicable Laws of limitation or prescription.,

Section 3.3       Definition of Permitted Encumbrances.

As used herein, the term "Permitted Encumbrances" means any or all of the following:

(a)           Royalties and any overriding royalties, reversionary interests, net profit interests, production payments, carried interests, and other burdens, to the extent that any such burden does not reduce Seller's Net Revenue Interest below that shown in Exhibit A-1 or increase Seller's working interest above that shown in Exhibit A-1 without a proportionate increase in the Net Revenue Interest;

(b)           All Leases, unit agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that they do not, individually or in the aggregate, reduce Seller's Net Revenue Interest below that shown in Exhibit A-1 or increase Seller's working interest above that shown in Exhibit A-1 without a proportionate increase in the Net Revenue Interest;

(c)           Preference Rights applicable to this or any future transaction, to the extent such Preference Right is exercised, waived or otherwise terminated prior to Closing;

(d)           Transfer Requirements applicable to this or any future transaction, to the extent such Preference Right is exercised, waived or otherwise terminated prior to Closing;

(e)           Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;

(f)            Materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law) or, if delinquent, being contested in good faith by appropriate actions;

(g)           All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein pursuant to this or to any future transaction if they are not required or customarily obtained prior to the sale or conveyance;

(h)           Rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(i)            Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent that they do not (i) reduce Seller's Net Revenue Interest below that shown in Exhibit A-1, (ii) increase Seller's working interest above that shown in Exhibit A-1 without a proportionate increase in Net Revenue Interest, or (iii) detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

(j)            Calls on Hydrocarbon production under existing Contracts that are listed on Schedule 1.2(d);

(k)           All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Body;

(l)            Any encumbrance on or affecting the Assets which is discharged by Seller at or prior to Closing;

(m)          Any matters shown on Exhibit A-1;

(n)           Intentionally Deleted.

(o)           Matters that would otherwise be considered Title Defects but that do not meet the Individual Title Threshold set forth in Section 3.4(j);

(p)           Imbalances associated with the Assets;

(q)           Liens granted under applicable joint operating agreements and similar agreements;

(r)            The matters disclosed in Schedules 5.7(a) and 5.7(b);

(s)           Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, detract in any material respect from the value of, or interfere in any material respect with the use or ownership of, the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce Seller's Net Revenue Interest below that shown in Exhibit A-1, or increase Seller's working interest above that shown in Exhibit A-1 without a proportionate increase in Net Revenue Interest; and

(t)            Any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension, employment, or child support laws or regulations.

Section 3.4       Notice of Title Defect Adjustments.

(a)           To assert a claim of a Title Defect prior to Closing, Purchaser must deliver claim notices to Seller (each a "Title Defect Notice") on or before 5:00 pm C.D.T. on September 20, 2010,  (the "Title Claim Date"); provided, however, that Purchaser agrees that it shall furnish Seller once every two (2) weeks until the Title Claim Date with a Title Defect Notice if any officer of Purchaser or its Affiliates discover or learn of any Title Defect during such two (2) week period; provided further that Purchaser’s failure to provide such notice every 2 weeks shall not constitute a waiver of Purchaser’s right to assert a claim on the Title Claim Date. Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Units, Warranty Wells or other Assets in Exhibit A-1 affected by the Title Defect (each a "Title Defect Property"), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser's belief is based. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO ASSERT TITLE DEFECTS OF WHICH SELLER HAS NOT BEEN GIVEN NOTICE ON OR BEFORE THE TITLE CLAIM DATE. For purposes hereof, the "Allocated Value" of an Asset shall mean the portion of the Purchase Price that has been allocated to a particular Unit, Warranty Well or other Asset in Exhibit A-1 as prepared by Purchaser and reviewed for reasonableness by Seller.

(b)           Seller shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date, with respect to each Title Benefit, a notice (a "Title Benefit Notice") including (i) a description of the Title Benefit, (ii) the Units, Warranty Wells or other Assets in Exhibit A-1 affected, (iii) the Allocated Values of the Units, Warranty Wells or other Assets in Exhibit A-1 subject to such Title Benefit and (iv) the amount by which Seller reasonably believes the Allocated Value of those Units, Warranty Wells or other Assets is increased by the Title Benefit, and the computations and information upon which Seller's belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice to Purchaser on or before the Title Claim Date.

(c)           Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove Title Defects at any time prior to Closing (the "Cure Period"), unless the parties otherwise agree, any Title Defects of which it has been advised in writing by Purchaser.

(d)           Remedies for Title Defects.

In the event that any Title Defect is not waived by Purchaser or cured on or before Closing, Purchaser and Seller shall mutually elect to have one of the following remedies apply:

(i)
subject to the Individual Title Threshold and the Aggregate Defect Deductible, have the Purchase Price reduced by an amount agreed upon ("Title Defect Amount") pursuant to Section 3.4(g) or Section 3.4(i) by Purchaser and Seller as being the value of such Title Defect, taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby; provided, however, that the methodology, terms and conditions of Section 3.4(g) shall control any such determination;

(ii)
have Seller retain the entirety of the Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property; or

(iii)
at Closing, the affected Asset shall be held back from the Assets to be transferred and conveyed to Purchaser at Closing and the Purchase Price to be paid at Closing shall be reduced by the Allocated Value of such Retained Asset pursuant to Section 7.7(b).  Seller shall then have 180 days after Closing in which to cure the Title Defect.  Any Property so held back from the initial Closing will be conveyed to Purchaser at a delayed Closing within ten (10) days following the date that the Title Defect is cured, at which time Seller shall be entitled to withdraw the full Allocated Value of the Property from escrow, and provided further that if multiple delayed Closings are contemplated as a result of this provision and/or Section 7.7(c), the delayed Closings may be consolidated on dates mutually agreeable to the parties, but shall not be less than once every sixty (60) days.  In the event that Seller is unable to cure the Title Defect within 180 days of the initial Closing, then Seller shall, at its sole election, select the remedy set forth in subsection (i) or (ii) above as the remedy for such Title Defect.  Should Seller’s choice ultimately lead to application of Section 3.4(i), the Title Expert shall be selected within fifteen (15) Business Days of the end of this 180 day cure period.  All other provisions of Section 3.4(i) shall apply as written.

In the event that Purchaser and Seller cannot mutually agree upon one of the foregoing remedies with respect to a Title Defect asserted by Purchaser pursuant to Section 3.4(a) prior to Closing, then Seller shall, at its sole election, select the remedy set forth in subsection (i) (ii) or (iii) above as the remedy for such Title Defect.

(e)           With respect to each Unit, Warranty Well or other Asset in Exhibit A-1 affected by Title Benefits reported under Section 3.4(b), subject to the Individual Benefit Threshold and the Aggregate Defect Deductible, the Purchase Price shall be increased by an amount (the "Title Benefit Amount") equal to the increase in the Allocated Value for such Unit, Warranty Well or other Asset in Exhibit A-1 caused by such Title Benefits, as determined pursuant to Section 3.4(h).

(f)            Section 3.4(d) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 3.4(a).  Section 3.4(e) shall be the exclusive right and remedy of Seller with respect to Title Benefits asserted by Seller pursuant to Section 3.4(b).

(g)           The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)	if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)
if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)
if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated on Exhibit A-1 and causes a proportionate decrease to Seller’s working interest shown on Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit A-1;

(iv)
if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; and

(v)
notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(h)           The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Value of the affected Unit, Warranty Well or other Asset in Exhibit A-1 multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit A-1.

(i)            Seller and Purchaser shall attempt in good faith to agree on all Title Defect Amounts and Title Benefit Amounts prior to Closing. If Seller and Purchaser are unable to agree by Closing, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 3.4(i). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the Properties are located, as selected by mutual agreement of Purchaser and Seller within fifteen (15) Business Days after the end of the Cure Period (the "Title Expert"). The Title Expert's determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Title Expert shall be bound by the rules set forth in Section 3.4(g) and Section 3.4(h) and may consider such other matters as in the opinion of the Title Expert are necessary or helpful to make a proper determination. The Title Expert may allow the parties to make written submissions of their positions in the manner and to the extent the Title Expert deems appropriate, and the Title Expert may call on the parties to submit such other materials as the Title Expert deems helpful and appropriate to resolution of the dispute.  Additionally, the Title Expert may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum engineers. The Title Expert shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the Title Expert, including any costs incurred by the Title Expert that are attributable to such third party consultation. Within ten (10) days after the Title Expert delivers written notice to Purchaser and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount, (i) Purchaser shall pay to Seller the amount, if any, so awarded by the Title Expert to Seller and (ii) Seller shall pay to Purchaser the amount, if any, so awarded by the Title Expert to Purchaser.

(j)            Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual uncured Title Defect for which the Title Defect Amount therefor does not exceed $15,000 ("Individual Title Threshold"); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for uncured Title Defects unless the aggregate Title Defect Amounts attributable to all uncured Title Defects, taken together with the aggregate Environmental Defect Amounts attributable to all uncured Environmental Defects, exceeds a deductible in an amount equal to 1.5% of Purchase Price ("Aggregate Defect Deductible"), after which point adjustments to the Purchase Price or other remedies shall be made or available to Purchaser only with respect to uncured Title Defects and uncured Environmental Defects where the aggregate Title Defect Amounts and Environmental Defect Amounts attributable are in excess of such Aggregate Defect Deductible. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price for any individual Title Benefit for which the Title Benefit Amount does not exceed $15,000 ("Individual Benefit Threshold"); and (ii) in no event shall there be any adjustments to the Purchase Price for any Title Benefit unless the aggregate Title Benefit Amounts attributable to all such Title Benefits, exceeds a deductible in an amount equal to 1.5% of Purchase Price ("Aggregate Benefit Deductible"), after which point adjustments to the Purchase Price shall be made only with respect to such Title Benefit Amounts in excess of such Aggregate Benefit Deductible.

Section 3.5       Casualty or Condemnation Loss.

(a)           From and after the Effective Time, but subject to the provisions of Section 3.5(b) and (c) below, Purchaser shall assume all risk of loss with respect to and any change in the condition of the Assets and for production of Hydrocarbons through normal depletion (including but not limited to the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of personal property due to ordinary wear and tear with respect to the Assets.

(b)           If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking, taken together with all other casualty losses and takings, equals or exceeds twenty percent (20%) of the Purchase Price, unless this Agreement is terminated pursuant to Section 10.1, the transactions evidenced by this Agreement shall nevertheless be consummated and Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Assets affected by any casualty or taking to be repaired or restored to at least its condition prior to such casualty, at Seller's sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) to treat such casualty or taking as a Title Defect with respect to the affected Property or Properties under Section 3.4.  In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.

(c)           If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss to the Assets as a result of such individual casualty or taking, taken together with all other casualty losses and takings, is less than twenty percent (20%) of the Purchase Price, the transaction evidenced by this Agreement shall nevertheless be consummated and Seller shall, at Closing, pay to Purchaser all sums paid to Seller by third parties by reason of such casualty or taking and shall assign, transfer and set over to Purchaser all of Seller's right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties (other than Affiliates of Seller and its and their directors, officers, employees and agents) arising out of the casualty or taking.

Section 3.6       Limitations on Applicability.  The right of Purchaser to assert a Title Defect under this Agreement and Seller’s right to assert a Title Benefit under this Agreement shall terminate as of the Title Claim Date, provided there shall be no termination of Purchaser's or Seller's rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit Claim properly reported in a Title Benefit Notice on or before the Title Claim Date.

Section 3.7       Government Approvals Respecting Assets.

(a)           Federal and State Approvals. Purchaser shall, within thirty (30) days after Closing and at Purchaser's own expense, file for approval with the applicable Governmental Bodies all assignment documents and other state and federal transfer documents required to effectuate the transfer of the Assets. Purchaser further agrees, promptly after Closing, to take all other actions reasonably required of it by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction, and to use its commercially reasonable efforts to obtain the approval by such federal or state agencies, as applicable, of Seller's assignment documents requiring federal or state approval in order for Purchaser to be recognized by the federal or state agencies as the owner of the Assets. Purchaser shall provide Seller with approved copies of the assignment documents and other state and federal transfer documents, as soon as they are available.

(b)           Title Pending Governmental Approvals. Until all of the governmental approvals provided for in Section 3.7(a) have been obtained, the following shall occur with respect to the affected portion of the Assets:

(i)	Seller shall continue to hold record title to the affected Leases and other affected portion of the Assets as nominee for Purchaser;

(ii)
Purchaser shall be responsible for all Assumed Seller Obligations with respect to the affected Leases and other affected portion of the Assets as if Purchaser was the record owner of such Leases and other portion of the Assets as of the Effective Time; and

(iii)
Seller shall act as Purchaser's nominee but shall be authorized to act only upon and in accordance with Purchaser's instructions, and Seller shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Leases and other affected portion of the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Purchaser in writing.

ARTICLE 4
ENVIRONMENTAL MATTERS

Section 4.1       Assessment.  Subject to this Section 4.1, from and after the date of execution of this Agreement until the Closing Date, Seller shall afford to Purchaser and its officers, employees, agents and authorized representatives reasonable access to the Assets, including the Records in accordance with Section 7.1. Purchaser shall be entitled to conduct a Phase I environmental property assessment with respect to the Assets that satisfies the basic assessment requirements set forth under the current American Society for Testing and Material Standard Practice for Phase I environmental property assessments (Designation E1527-00) but such Phase I environmental property assessment shall not include on-site testing of any non-scope issues as such issues are described in Article 12 of such Standard Practice.  The Phase I and Purchaser’s other diligence activities shall be conducted at the sole cost and expense of Purchaser, and shall be subject to the indemnity provisions of Section 4.4.  Seller or its designee shall have the right to accompany Purchaser and Purchaser’s representatives whenever they are on site on Assets and also to collect split test samples if any are collected.  Notwithstanding anything herein to the contrary, Purchaser shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any Phase I environmental property assessments) with respect to any Assets where Seller or its Affiliates do not have the authority to grant access for such due diligence (provided, however, Seller and its Affiliates shall use their commercially reasonable efforts to obtain permission from any other Person to allow Purchaser and Purchaser’s representatives such access and as long as Seller and its Affiliates have exercised such commercially reasonable efforts, Seller shall have no liability to Purchaser for failure to obtain any such other Person’s permission).  Provided, however, in the event Purchaser requests access to an Asset for the purpose of conducting such due diligence, if Purchaser is denied reasonable access for any reason, Purchaser may exclude the affected Asset from the Assets to be transferred and conveyed to Purchaser at Closing and the Purchase Price to be paid at Closing shall be reduced by the Allocated Value of such Retained Asset pursuant to Section 7.7(b). In the event that Purchaser’s Phase I environmental property assessments identify actual or potential “recognized environmental concerns,” then Purchaser may request Seller’s consent to conduct additional Phase II environmental property assessments, which consent shall not be unreasonably withheld.  The additional Phase II environmental property assessment procedures relating to any additional investigation shall be submitted to Seller in a Phase II environmental property assessment plan, and shall be reasonable based on the recognized environmental concerns identified by the Phase I assessment.  Thereafter, Seller may, in its sole discretion, approve said Phase II environmental property assessment plan, in whole or in part, and Purchaser shall not have the right to conduct any activities set forth in such plan until such time that Seller has approved such plan in writing, provided, however, if such plan is not approved, Purchaser may terminate this Agreement and such termination shall be considered a termination by mutual consent under Section 10.1(a) of this Agreement.  Any such approved Phase II environmental property assessment plan shall be performed in accordance with this Article 4 and in compliance with all Laws. Purchaser shall maintain, and shall cause its officers, employees, representatives, consultants and advisors to maintain, all information obtained by Purchaser pursuant to any Phase I or other due diligence activity as strictly confidential until the Closing occurs, unless disclosure of any facts discovered through such Phase I is required under applicable Law. Purchaser shall provide Seller with a copy of the final version of all environmental reports prepared by, or on behalf of, Purchaser with respect to any Phase I or other environmental due diligence activity conducted on the Properties. In the event that any necessary disclosures under applicable Laws are required with respect to matters discovered by any Phase I or other environmental due diligence conducted by, for or on behalf of Purchaser, Purchaser agrees that Seller shall be the responsible party for disclosing such matters to the appropriate Governmental Bodies; provided that, if Seller fails to promptly make such disclosure and Purchaser or any of its Affiliates is legally obligated to make such disclosure, such Person shall have the right to fully comply with such legal obligation.

Section 4.2       NORM, Wastes and Other Substances.  Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain Hazardous Materials, including NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain Hazardous Materials, including NORM. Hazardous Materials, including NORM, may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media and Hazardous Materials, including NORM, from the Assets.

Section 4.3       Environmental Defects.  If, as a result of its investigation pursuant to Section 4.1, Purchaser determines that with respect to the Assets, there exists a violation of an Environmental Law (other than with respect to NORM) (in each case, an "Environmental Defect"), then on or prior to 5:00 pm C.D.T. on September 20, 2010 (the "Environmental Claim Date"), Purchaser may notify Seller in writing of such Environmental Defect (an "Environmental Defect Notice"). FOR ALL PURPOSES OF THIS AGREEMENT, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ANY ENVIRONMENTAL DEFECT WHICH PURCHASER FAILS TO ASSERT AS AN ENVIRONMENTAL DEFECT BY AN ENVIRONMENTAL DEFECT NOTICE RECEIVED BY SELLER ON OR BEFORE THE ENVIRONMENTAL CLAIM DATE. To be effective, each such notice shall set forth (i) a description of the matter constituting the alleged Environmental Defect, (ii) the Units/Warranty Wells and associated Assets affected by the Environmental Defect, (iii) the estimated Lowest Cost Response to eliminate the Environmental Defect in question (the "Environmental Defect Amount"), and (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount.  Seller shall have the right, but not the obligation, to cure any Environmental Defect before Closing or, provided that the parties shall have agreed to the general plan of remediation with respect to such Environmental Defect and the time period by which such remediation shall take place, after Closing. If Seller disagrees with any of Purchaser's assertions with respect to the existence of an Environmental Defect or the Environmental Defect Amount, Purchaser and Seller will attempt to resolve the dispute prior to Closing. If the dispute cannot be resolved within ten (10) days of the first meeting of Purchaser and Seller, either party may submit the dispute to an environmental consultant approved in writing by Seller and Purchaser that is experienced in environmental corrective action at oil and gas properties in the relevant jurisdiction and that shall not have performed professional services for either party or any of their respective Affiliates during the previous three years (the "Independent Expert"). The Independent Expert may elect to conduct the dispute resolution proceeding by written submissions from Purchaser and Seller with exhibits, including interrogatories, supplemented with appearances by Purchaser and Seller, if necessary, as the Independent Expert may deem necessary. After the parties and Independent Expert have had the opportunity to review all such submissions, the Independent Expert shall call for a final, written offer of resolution from each party. The Independent Expert shall render its decision within fifteen (15) Business Days of receiving such offers by selecting one or the other of the offers, or by crafting a decision that represents a compromise between the two offers. The Independent Expert may not award damages, interest or penalties to either party with respect to any matter. The decision of the Independent Expert shall be final and binding upon both parties, without right of appeal. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case to the Independent Expert. Each party shall bear one-half of the costs and expenses of the Independent Expert. The parties shall adjust the Purchase Price to reflect the Environmental Defect Amounts, as agreed by the parties or as determined by the Independent Expert, for all uncured Environmental Defects; provided, that notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price for any individual uncured Environmental Defect for which the Environmental Defect Amount therefor does not exceed $15,000 ("Individual Environmental Threshold"); and (b) in no event shall there be any adjustments to the Purchase Price for any uncured Environmental Defect unless the aggregate Environmental Defect Amount attributable to all such Environmental Defects, taken together with the aggregate Title Defect Amounts attributable to all uncured Title Defects, exceeds the Aggregate Defect Deductible, after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to uncured Title Defects and uncured Environmental Defects where the aggregate Title Defect Amounts and Environmental Defect Amounts attributable thereto are in excess of such Aggregate Defect Deductible. To the extent the Independent Expert fails to determine any disputed Environmental Defect Amounts prior to Closing, then, within ten (10) days after the Independent Expert delivers written notice to Purchaser and Seller of his award with respect to an Environmental Defect Amount, Seller shall pay to Purchaser the amount, if any, so awarded by the Independent Expert.  Notwithstanding anything to the contrary contained herein, if the Lowest Cost Response of an affected Asset equals or exceeds the Allocated Value of such Asset, either Seller or Buyer may exclude the affected Asset from the Assets to be transferred and conveyed to Purchaser at Closing and the Purchase Price to be paid at Closing shall be reduced by the Allocated Value of such Retained Asset pursuant to Section 7.7(b).

Section 4.4       Inspection Indemnity.  PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLER INDEMNIFIED PERSONS FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF OR RELATING TO ANY DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER OR ITS AGENTS, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT, REGARDLESS OF FAULT. The indemnity obligation set forth in this Section 4.4 shall survive the Closing or termination of this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1       Generally.

(a)           Any representation or warranty qualified "to the knowledge of Seller" or "to Seller's knowledge" or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the officers and employees of Seller who have direct responsibility for the Assets and who have the titles specified on Schedule 5.1.  "Actual Knowledge" for purposes of this Agreement means information actually personally known by the individuals who have the titles specified on Schedule 5.1.

(b)           The disclosure of any fact or item on any Schedule shall, should the existence of such fact or item be relevant to any other Schedule, be deemed to be disclosed with respect to that other section to the extent the text of such disclosure is made in a manner that makes the relevance to the other Schedule reasonably apparent.  Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Sections 11.9 and 11.10 and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in the remainder of this Article 5.

Section 5.2       Existence and Qualification.  Petrohawk Properties is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business as a foreign limited partnership where the Assets it owns are located.  KCS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign limited liability company where the Assets it owns are located.  HFS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma and is duly qualified to do business as a foreign limited liability company where the Assets it owns are located.

Section 5.3       Power.  Petrohawk Properties has the limited partnership power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.  KCS has the limited liability company power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.  HFS has the limited liability company power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4       Authorization and Enforceability.  The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary  limited partnership or limited liability company (as applicable) action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.5       No Conflicts.  Subject to compliance with the Preference Rights and Transfer Requirements set forth in Schedule 5.13, the execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of partnership or articles of organization, partnership agreement, limited liability agreement of Petrohawk Properties, KCS or HFS, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affect the Core Assets, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, (iv) violate any Laws applicable to Seller or any of the Assets, except for (a) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset or they are customarily obtained subsequent to the sale or conveyance thereof and (b) any matters described in clauses (ii), (iii) or (iv) above which would not have a Material Adverse Effect on Seller.

Section 5.6       Liability for Brokers' Fees.  Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7       Litigation.  With respect to the Assets and Seller's or any of its Affiliates' ownership, operation, development, maintenance, or use of any of the Assets, except as set forth in: (i)  Schedule 5.7(a), no proceeding, arbitration, action, suit, pending settlement, or other legal proceeding of any kind or nature before or by any Governmental Body (each, a "Proceeding," and collectively "Proceedings") (including any take-or-pay claims) to which Seller or any of its Affiliates is a party and which relates to the Assets is pending or, to Seller's knowledge, threatened against Seller or any of its Affiliates; (ii)  Schedule 5.7(b), to Seller's knowledge, no Proceeding or investigation to which Seller is not a party which relates to the Assets is pending or threatened.

Section 5.8       Taxes and Assessments.

(a)           With respect to all Taxes related to the Assets, (i) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the "Tax Returns") relating to the Assets required to be filed by Seller with respect to such Taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and (ii) such Tax Returns are true and correct in all material respects, and (iii) all Taxes due with respect to such Tax Returns have been paid, except those being contested in good faith.

(b)           With respect to all Taxes related to the Assets, except as set forth on Schedule 5.8, (i) there are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax; (ii) there are no Proceedings against the Assets or Seller by any Governmental Body; and (iii) there are no Tax liens on any of the Assets except for liens for Taxes not yet due.

Section 5.9       Compliance with Laws.  Except as disclosed on Schedule 5.9, the Assets are, and the ownership, operation, development, maintenance, and use of any of the Assets are, in material compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any of the Assets, except where the failure to so comply would not have a Material Adverse Effect on Seller. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section 5.9 relating to any Environmental Liabilities or Environmental Law, except that Seller has not received any written notice from any Governmental Body of any current alleged violation of Environmental Liability or Environmental Law affecting the Assets.

Section 5.10     Contracts.  All Material Contracts relating to the Core Assets have been identified among the Contracts listed in Schedule 1.2(d).  Seller is in compliance and, to Seller's knowledge, all counterparties are in compliance under all Material Contract relating to the Core Assets, except as disclosed on Schedule 5.10(a) and except for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect on Seller.  "Material Contracts" means any Contract (other than any joint operating agreement included within the Contracts) that could reasonably be expected to result in aggregate payments by Purchaser with respect to the Assets of more than $500,000 during the current or any subsequent year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) and which requires more than ninety (90) days notice by Purchaser in order to terminate the Contract.

Section 5.11     Payments for Hydrocarbon Production.  Except as set forth on Schedule 5.11,

(a)           to the knowledge of Seller, all rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments, and other payments due and payable by Seller to overriding royalty interest holders and other interest owners under or with respect to the Core Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid, or if not paid, (i) are being contested in good faith in the normal course of business; or (ii) Seller is otherwise entitled to withhold payment while resolving questions of title, obtaining division orders, or resolving other matters in the ordinary course of business; and

(b)           Seller is not obligated under any contract or agreement for the sale of gas from the Core Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.

Section 5.12     Governmental Authorizations.  To Seller's knowledge, except as disclosed on Schedule 5.12, Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the "Governmental Authorizations") that are presently necessary or required for the ownership and operation of the Seller Operated Assets as currently owned and operated (excluding Governmental Authorizations required by Environmental Law).  To Seller's knowledge, except as disclosed in Schedule 5.7(a), Schedule 5.7(b) or Schedule 5.12, (i) Seller has operated the Seller Operated Assets in all material respects in accordance with the conditions and provisions of such Governmental Authorizations, and (ii) no written notices of material violation have been received by Seller, and no Proceedings are pending or, to Seller's knowledge, threatened in writing that might result in any material modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any material corrective or remediation action by Seller.

Section 5.13     Preference Rights and Transfer Requirements.  To Seller’s knowledge, Schedule 5.13 sets forth all Preference Rights and Transfer Requirements applicable to the Core Assets, including Preference Rights and Transfer Requirements contained in easements, rights-of-way or equipment leases included in the Core Assets. None of the Core Assets, or any portion thereof, is subject to any Preference Right or Transfer Requirement which may be applicable to the transactions contemplated by this Agreement, except for Preference Rights and Transfer Requirements as are set forth on Schedule 5.13.

Section 5.14     Payout Balances.  To Seller's knowledge, Schedule 5.14 contains a complete and accurate list of the status of any "payout" balance for the Wells and Units listed on Exhibit A-1 which are Core Assets that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 5.15     Outstanding Capital Commitments.  As of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time in excess of $50,000 other than those shown on Schedule 5.15.

Section 5.16     Imbalances.  To Seller's knowledge, Schedule 5.16 accurately sets forth in all material respects all of Seller's Imbalances arising with respect to the Core Assets and, except as disclosed in Schedule 5.16, (i) no Person is entitled to receive any material portion of Seller's Hydrocarbons produced from the Core Assets or to receive material cash or other payments to "balance" any disproportionate allocation of Hydrocarbons produced from the Core Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (ii) Seller is not obligated to deliver any material quantities of gas or to pay any material penalties or other material amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Core Assets, and (iii) Seller is not obligated to pay any material penalties or other material payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells which constitute a portion of the Core Assets in excess of the contract requirements. Except as set forth on Schedule 5.16, Seller has not received, or is not obligated to receive, prepayments (including payments for gas not taken pursuant to "take or pay" arrangements) for any of Seller's share of the Hydrocarbons produced from the Properties which constitute a portion of the Core Assets, as a result of which the obligation exists to deliver Hydrocarbons produced from the Properties which constitute a portion of the Core Assets after the Effective Time without then or thereafter receiving payment therefor.

Section 5.17     Condemnation.  There is no actual or, to Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

Section 5.18     Bankruptcy.  There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Seller's knowledge, being contemplated by or threatened against Seller.

Section 5.19     Production Allowables.  Seller has not received written notice that there has been any change proposed in the production allowables for any Wells which constitute a portion of the Core Assets listed on Exhibit A-1.

Section 5.20     Foreign Person.  Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

Section 5.21     Collective Bargaining Agreements.  Neither Seller or any of its Affiliates has agreed to recognize any labor union or other collective bargaining representative of, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of, any individual employed or otherwise engaged by Seller (or an Affiliate thereof) who is primarily involved in the business associated with the Assets.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 6.1       Existence and Qualification.  Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the state of its formation; and Purchaser is duly qualified to do business as a foreign limited partnership in every jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not have a Material Adverse Effect on Purchaser; and Purchaser is or will be as of Closing duly qualified to do business as a foreign limited partnership in the respective jurisdictions where the Assets are located.

Section 6.2       Power.  Purchaser has the power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3       Authorization and Enforceability.  The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary limited partnership action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4       No Conflicts.  The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not (i) violate any provision of the organizational documents of Purchaser, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (iv) violate any Law applicable to Purchaser or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a Material Adverse Effect on Purchaser or the transactions contemplated hereby.

Section 6.5       Liability for Brokers' Fees.  Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6       Litigation.  There are no Proceedings pending, or to the Actual Knowledge of Purchaser, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair materially Purchaser's ability to perform its obligations under this Agreement.

Section 6.7       Limitation and Independent Evaluation.  Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement, or in the Conveyance or in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser represents and acknowledges that (i) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (ii) Purchaser has not relied upon any oral or written information provided by Seller. Without limiting the generality of the foregoing, subject to Section 5.7, Purchaser represents and acknowledges that Seller has made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets. Purchaser further represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller, and that it has retained and taken advice concerning the Assets and transactions herein from advisors and consultants which are knowledgeable about the oil and gas business, and that is aware of the risks inherent in the oil and gas business.  Except as set forth in this Agreement, Purchaser represents that it has relied solely on the basis of its own independent evaluation and due diligence investigation of the Assets, and its own independent evaluation of the business, economic, legal, tax, or other consequences of this transaction including its own estimate and appraisal of the extent and value of the oil, natural gas, and other reserves attributable to the Properties.

Section 6.8       SEC Disclosure.  Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities laws.

Section 6.9       Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending against, or, to the knowledge of Purchaser, being contemplated by, or threatened against Purchaser.  Purchaser is, and will be immediately after giving effect to the transaction contemplated by this Agreement, solvent.

Section 6.10     Qualification.  As of Closing, Purchaser will be qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Purchaser to be disqualified as such an owner or operator. To the extent required by the applicable Law, as of the Closing, Purchaser will have lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations (or other requirements) governing the ownership and operation of the Assets.

Section 6.11     Financing.  Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price to Seller at Closing.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1       Access.  From the date of this Agreement until the Closing, Seller shall cooperate with Purchaser and provide Purchaser and its representatives, consultants and advisors, reasonable access to the Assets and access to the Records, but only to the extent that Seller may do so without violating any obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction legally binding on Seller. Purchaser shall conduct all such inspections and other information gathering described above only (i) (x) during regular business hours and (y) during any weekends and after hours requested by Purchaser that can be reasonably accommodated by Seller, and (ii) in a manner which will not unduly interfere with Seller's operation of the Assets. All information obtained by Purchaser and its representatives pursuant to this Section 7.1 shall be subject to the terms of that certain confidentiality agreement dated July 8, 2010 (the "Confidentiality Agreement"), by and between Seller and Purchaser and any applicable Contracts or Surface Contracts, in accordance with their terms.

Section 7.2       Government Reviews.  Seller and Purchaser shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 7.3       Notification of Breaches.

Until the Closing,

(a)           Purchaser shall notify Seller promptly after Purchaser obtains Actual Knowledge that any representation or warranty of Seller, as applicable, contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(b)           Seller shall notify Purchaser promptly after Seller obtains Actual Knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

(c)           If any of Purchaser's or Seller's representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser's or Seller's covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

(d)           There shall be no breach of the covenants in this Section as a result of a party's failure to report a breach of any representation or warranty or a failure to perform or observe any covenant or agreement of which it had knowledge if the party subject to the breach or failure also had knowledge thereof prior to Closing.

Section 7.4       Letters-in-Lieu; Assignments; Operatorship.

(a)           Seller will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets, on forms prepared by Seller and reasonably satisfactory to Purchaser, to reflect the transaction contemplated hereby.

(b)           Seller will prepare and execute, and Purchaser will execute, on the Closing Date, all assignments necessary to convey to Purchaser all federal and state Leases in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Purchaser and Seller.

(c)           Seller makes no representations or warranties to Purchaser as to transferability or assignability of operatorship of any Seller Operated Assets. Rights and obligations associated with operatorship of such Properties are governed by operating and similar agreements covering the Properties and will be determined in accordance with the terms of such agreements. However, Seller will assist Purchaser in Purchaser's efforts to succeed Seller or Seller’s Affiliate as operator of any Wells and Units included in the Assets. Purchaser shall, promptly following Closing, file all appropriate forms and declarations or bonds with federal and state agencies relative to its assumption of operatorship. For all Seller Operated Assets, Seller and Purchaser shall execute the appropriate forms on the Closing Date and Seller shall thereafter promptly file said forms with the applicable regulatory agency transferring operatorship of such assets to Purchaser.

Section 7.5        Public Announcements.  Until the Closing, neither Seller nor Purchaser shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the others; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates; provided further that Purchaser may issue a press release announcing this transaction, subject to the terms of this Section 7.5. The content of any press release or public announcement first announcing this transaction shall be subject to the prior review and reasonable approval of Seller and Purchaser; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.  Purchaser acknowledges that certain securities of PEC are publicly-traded, PEC is required to disclose the existence of material agreements through filings with the SEC, PEC may be required to disclose and file this Agreement with the SEC and it may become public upon such disclosure and PEC may issue a press release and make other disclosures immediately after the execution of this Agreement and/or Closing which may contain details of the transactions contemplated herein, all without Purchaser’s consent.  Seller acknowledges that certain securities of Purchaser are publicly-traded, Purchaser is required to disclose the existence of material agreements through filings with the SEC, Purchaser may be required to disclose and file this Agreement with the SEC and it may become public upon such disclosure,

Section 7.6        Operation of Business.  Except as set forth on Schedule 7.6, until the Closing, Seller (i) will operate the Assets and the business thereof as a reasonably prudent operator and consistent with past practices, (ii) will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, commit to any operation, or series of related operations thereon, reasonably anticipated to require future capital expenditures by Purchaser as owner of the Assets in excess of $50,000 for any single expenditure or $1,000,000 in the aggregate, or make any capital expenditures in respect of the Assets in excess of $50,000 for any single expenditure or $1,000,000 in the aggregate, or terminate, materially amend, execute or extend any material contracts affecting the Assets, (iii) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iv) will use commercially reasonable efforts to maintain in full force and effect all Leases, (v) will maintain all material governmental permits and approvals affecting the Assets, (vi) will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any Assets, except for sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with past practices, (vii) will not enter into any settlement or agreement with respect to Taxes with any Governmental Body, or make or change any election with respect to Taxes, relating to the Assets and (viii) will not commit to do any of the foregoing. Purchaser's approval of any action restricted by this Section 7.6 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller's written notice) of Seller's written notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary in writing during that period. In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.

Purchaser acknowledges that Seller may own an undivided interest in certain of the Assets, and Purchaser agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 7.6 nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Section 7.6.

Section 7.7        Preference Rights and Transfer Requirements.

(a)           The transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Prior to the Closing Date, Seller shall initiate all procedures which are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 5.13 with respect to the transactions contemplated by this Agreement. Seller shall use its commercially reasonable efforts to obtain all applicable consents related to Transfer Requirements set forth on Schedule 5.13 and to obtain waivers of applicable Preference Rights set forth on Schedule 5.13; provided, however, Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.

(b)           If the holder of a Preference Right elects prior to Closing to purchase the Asset subject to a Preference Right (a "Preference Property") in accordance with the terms of such Preference Right, and Seller receives written notice of such election prior to the Closing, such Preference Property will be eliminated from the Assets and the Purchase Price shall be reduced by the Allocated Value of the Preference Property.

(c)           If

(i)
a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right;

(ii)
an Asset is subject to a Transfer Requirement that provides that transfer of such Asset without compliance with such Transfer Requirement will result in termination or other material impairment of any rights in relation to such Asset, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date; or

(iii)
the holder of a Preference Right does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired;

then, unless otherwise agreed by Seller and Purchaser, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a "Retained Asset") shall be held back from the Assets to be transferred and conveyed to Purchaser at Closing and the Purchase Price to be paid at Closing shall be reduced by the Allocated Value of such Retained Asset pursuant to Section 7.7(b). Any Retained Asset so held back at the initial Closing will be conveyed to Purchaser at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset), within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Purchaser pursuant to this Agreement and Seller obtains, complies with, obtains a waiver of or notice of election not to exercise or otherwise satisfies all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section 7.7(c) (or if multiple Assets are Retained Assets, on a date mutually agreed to by the parties in order to consolidate, to the extent reasonably possible, the number of Closings). At the delayed Closing, Purchaser shall pay Seller a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 2.2 through the new Closing Date therefor); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Asset, then such Retained Asset shall be eliminated from the Assets and shall become an Excluded Asset, unless Seller and Purchaser agree to proceed with a closing on such Retained Asset, in which case Purchaser shall be deemed to have waived any objection (and shall be obligated to indemnify the Seller Indemnified Persons for all Losses) with respect to non-compliance with such Preference Rights and Transfer Requirements with respect to such Retained Asset(s).

(d)           Purchaser acknowledges that Seller desires to sell all of the Assets to Purchaser and would not have entered into this Agreement but for Purchaser's agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Property affected by a Preference Right to Purchaser unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement. In furtherance of the foregoing, Seller's obligation hereunder to sell the Preference Properties to Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets (other than Retained Assets or other Assets excluded pursuant to the express provisions of this Agreement) in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby. Time is of the essence with respect to the parties' agreement to consummate the sale of the Assets by the Closing Date (or by the delayed Closing Date pursuant to Section 7.7(c)).

Section 7.8        Tax Matters.

(a)           Subject to the provisions of Section 12.3, Seller shall be responsible for all Taxes related to the Assets (other than ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed in Section 1.4) attributable to any period of time prior to the Closing Date, and Purchaser shall be responsible for all such Taxes related to the Assets attributable to any period of time on and after the Closing Date. Notwithstanding the foregoing, Seller shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes). If requested by Purchaser, Seller will assist Purchaser with preparation of all ad valorem and property Tax Returns for periods ending on or before December 31, 2010 (including any extensions requested). Seller shall deliver to Purchaser within thirty (30) days of filing copies of all Tax Returns to be filed by Seller relating to the Assets and any supporting documentation to be provided by Seller to Governmental Bodies for Purchaser's approval, which shall not be unreasonably withheld, excluding Tax Returns related to income tax, franchise tax, or other similar Taxes. Purchaser shall file all Tax Returns covering Taxes treated as Property Costs that are required to be filed after the Closing Date unless covered above. With respect to such Tax Returns covering a taxable period which includes the Effective Date, Purchaser shall provide a copy of such Tax Return to Seller within 30 days prior to filing for Seller's approval, which shall not be unreasonably withheld.

(b)           Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Purchaser and Seller agrees (i) to retain all books and records with respect to Tax matters pertinent to the acquired assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, each party shall allow the other party the option of taking possession of such books and records prior to their disposal. Purchaser and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated.

(c)           Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection of accommodating a 1031 exchange (as provided for under Section 1031 of the Code). Purchaser and Seller each reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith ("1031 Assets"), to a "Qualified Intermediary" (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) to accomplish this transaction, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange ("Like-Kind Exchange") pursuant to Section 1031 of the Code.  If Purchaser so elects, Purchaser may assign its rights under this Agreement to the 1031 Assets to the Qualified Intermediary. Seller hereby (i) consents to Purchaser's assignment of its rights in this Agreement with respect to the 1031 Assets, and (ii) if such an assignment is made, agrees to transfer all or a portion of the Assets into the qualified trust account at Closing as directed in writing by Purchaser. Purchaser and Seller each acknowledge and agree that a whole or partial assignment of this Agreement to a Qualified Intermediary shall not release the other party from any of its respective promises, liabilities and obligations to the other party or expand any promises, liabilities or obligations of such party under this Agreement. Neither party represents to the other that any particular tax treatment will be given to either party as a result of the Like-Kind Exchange. Neither party shall be obligated to pay any additional costs or incur any additional obligations in its sale of the Assets if such costs are the result of the other party’s Like-Kind Exchange, and each party shall hold harmless and indemnify the other party from and against all claims, losses and liabilities (including reasonable attorneys' fees, court costs and related expenses), if any, resulting from such a Like-Kind Exchange.

Section 7.9        Further Assurances; Audit Cooperation.  After the Closing, Seller and Purchaser shall cause their Affiliates to, execute, acknowledge and deliver all such further conveyances, transfer orders, division orders, notices assumptions, releases and acquittances, and such other instruments, and shall take such further actions as may be necessary or appropriate to assure fully to Purchaser or Seller (including their successors and assigns) as the case may be, that the transactions described in this Agreement shall be completed and that all of the Properties intended to be conveyed under the terms of this Agreement are so conveyed, including such Properties that are improperly described herein or inadvertently omitted from this Agreement and/or the Conveyance (including the Exhibits attached to each) and to assure fully that Purchaser has assumed the liabilities and obligations intended to be assumed by Purchaser pursuant to this Agreement. Seller acknowledges that Purchaser may need audited financial statements relating to the Assets for purposes of filing with the SEC.  Upon request of Purchaser, Seller agrees to engage Deloitte & Touche LLP to provide audit services in connection with such filing.  Seller agrees to reasonably cooperate with Deloitte & Touche LLP and Purchaser in the preparation of such audited financial statement and to make Sellers’ records and personnel available at reasonable times and durations, given other demands Seller’s personnel may have in performing other duties for Seller, provided, however, that Seller makes no representation or guarantee that such audited financial statements will be generated in any particular amount of time or by any date.  Purchaser agrees to reimburse Seller for all costs and expenses associated with Deloitte & Touche LLP’s engagement pursuant to this Section 7.9.

Section 7.10.     Interim Hedging Arrangements.

Seller and Purchaser agree as follows:

(a)           From time to time at the request and direction of Purchaser, Seller will enter into confirmations of hedge transactions with the counterparties, at the prices for the commodities, in the volumes, for the months and at the location or indices as directed by Purchaser, which hedge transactions will be assigned to Purchaser at Closing (the “Subject Hedge Transactions”).  The Seller and Purchaser mutually agreed upon Wells Fargo Bank, N.A., JPMorgan Chase Bank, N.A., or BNP Paribas or both as counterparties for the Subject Hedge Transactions by (the “Counterparty”) The Counterparty shall agree in advance to the transfer from Seller to Purchaser referred to in (c) below. Seller and Purchaser will cooperate to arrange the Subject Hedge Transactions, but with the understanding that Purchaser shall have the right to direct and Seller shall have the right to approve or disapprove any particular transaction which approval shall not be unreasonably withheld.

(b)           The terms of the documentation and specific trade or trades shall be reasonably acceptable to both Seller and Purchaser.

(c)           Within three (3) Business Days after Closing, Seller and Purchaser will enter into and cause the Counterparty to novate the Subject Hedge Transactions from Seller to Purchaser with an ISDA Novation Agreement and Novation Confirmation letter in such form as shall be acceptable to each of Seller, Purchaser, and Counterparty.

(d)           At any time prior to the Agreement being terminated, Purchaser may require Seller to unwind the then existing Subject Hedge Transactions by providing written notice to Seller (the “Unwind Notice”).  In the event that (i) an Unwind Notice is delivered, or (ii) the Agreement is terminated for any reason, then no later than 11:00 AM local time in Houston, Texas on the second Business Day immediately after (x) the delivery of Unwind Notice or (y) the date that the Agreement is terminated (such second Business Day being the “Calculation Date” as applicable) then [“then” should be deleted] Seller may elect to retain the then existing Subject Hedge Transactions by delivering a written notice to Purchaser (a “Retention Notice”).  Upon Seller’s timely delivery of a Retention Notice, the Subject Hedge Transactions shall remain unmodified and in full force and effect and Purchaser and all of its Affiliates shall be released from any and all obligations with respect to the Subject Hedge Transactions and have no further obligations or rights with respect thereto.  If a Retention Notice is not timely provided on the Calculation Date, then immediately thereafter on the Calculation Date, Seller and Purchaser shall initiate a conference call, or other mutually acceptable means, with the applicable Counterparty of each Subject Hedge Transaction and request that the Counterparty quote the cost, if any, of terminating or otherwise unwinding such Subject Hedge Transaction (each such quoted cost, a “Termination Cost”).  The Termination Cost shall be deemed to be the amount that Purchaser shall be obligated to pay to Seller as satisfaction in full all obligations of Purchaser with respect to such Subject Hedge Transaction arising out of or related to this Agreement and upon payment of such amount, which shall be made no later than one Business Day following the Calculation Date, Purchaser shall be released from any and all obligations with respect to the Subject Hedge Transaction and have no further obligations with respect thereto.  In the event Purchaser and Seller unwind or terminate one or more Subject Hedge Transactions pursuant to this Section 7.10(d) and such unwinding or termination results in a payment by a Counterparty to Seller, Seller shall have exclusive right to such payment.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1        Conditions of Seller to Closing.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction or waiver by Seller on or prior to Closing of each of the following conditions:

(a)           Representations. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct (in each case, without giving effect to any materiality standard or Material Adverse Effect qualification) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date; and (ii) to the extent the failure of such representations or warranties to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect as to Purchaser;

(b)           Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)           Proceedings. No Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, the Closing shall proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets, and the Assets subject to such Proceedings shall be treated in accordance with Section 7.7; and

(d)           Deliveries. Purchaser shall have delivered (or be ready, willing and able to immediately deliver) to Seller duly executed counterparts of the Conveyance and all other documents and certificates to be delivered by Purchaser under Section 9.3 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.3.

Section 8.2        Conditions of Purchaser to Closing.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction or waiver by Purchaser on or prior to Closing of each of the following conditions:

(a)           Representations. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct (in each case, without giving effect to any materiality standard or Material Adverse Effect qualification) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date; and (ii) to the extent the failure of such representations or warranties to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect as to Seller;

(b)           Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)           Proceedings. No Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, the Closing shall proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets, and the Assets subject to such Proceedings shall be treated in accordance with Section 7.7; and

(d)           Deliveries. Seller shall have delivered (or be ready, willing and able to immediately deliver) to Purchaser duly executed counterparts of the Conveyance and all other documents and certificates to be delivered by Seller under Section 9.2.

ARTICLE 9
CLOSING

Section 9.1        Time and Place of Closing.

(a)           Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 10, and subject to the satisfaction or waiver of the conditions set forth in Article 8 (other than conditions the fulfillment of which by their nature is to occur at the completion of the transactions contemplated by this Agreement (the "Closing")), the Closing shall take place at 10:00 a.m., local time, on September 29, 2010, at the offices of Seller, 1000 Louisiana, Suite 5600, Houston, Texas, unless another date, time or place is mutually agreed to in writing by Purchaser and Seller. If any of the conditions (other than conditions the fulfillment of which by their nature is to occur at the Closing) set forth in Article 8 are not satisfied or waived at the time the Closing is to occur pursuant to this Section 9.1(a), then the Closing shall occur on a date that is the third Business Day after the satisfaction or waiver of all such conditions.

(b)           The date on which the Closing occurs is herein referred to as the "Closing Date."

Section 9.2        Obligations of Seller at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser, or perform or cause to be performed, the following:

(a)           the Conveyance, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

(b)           letters-in-lieu of transfer orders covering the Assets, duly executed by Seller;

(c)           a certificate duly executed by an authorized corporate officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(d)           evidence that all liens or releases from Seller’s lenders have been obtained relating to all mortgages and UCC filings regarding the Assets; and

(e)           the change of operator forms referenced in Section 7.4(c) to be executed by Seller and Purchaser and which shall be filed by Seller pursuant to Section 7.4(c) after Closing.

Section 9.3        Obligations of Purchaser at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller, or perform or caused to be performed, the following:

(a)           a wire transfer in an amount equal to the Closing Payment, in same-day funds;

(b)           the Conveyance, duly executed by Purchaser;

(c)           letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser; and

(d)           a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled.

Section 9.4        Closing Adjustments.

(a)           Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all adjustments listed in Section 2.2. The estimate delivered in accordance with this Section 9.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the "Closing Payment"). Until two (2) Business Days before the Closing Date, Purchaser shall have the opportunity to review and discuss the preliminary settlement statement with Seller; provided, however, Seller shall not be required to make any change thereto to which Seller does not agree.

(b)           As soon as reasonably practicable after the Closing but not later than ninety (90) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement (the "Final Purchase Price"). Seller shall, at Purchaser's request, supply reasonable documentation available to support any credit, charge, receipt or other item. Seller shall afford Purchaser and its representatives the opportunity to review such statement and the supporting schedules, analyses, workpapers, and other underlying records or documentation as are reasonably necessary and appropriate in Purchaser's review of such statement. Each party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto. As soon as reasonably practicable but not later than the 30th day following receipt of Seller's statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement. Seller and Purchaser shall undertake to agree on the final statement of the Final Purchase Price no later than one hundred twenty (120) days after the Closing Date (the "Final Settlement Date"). In the event that Seller and Purchaser cannot reach agreement by the Final Settlement Date, either party may refer the remaining matters in dispute to UHY LLP, or such other nationally-recognized independent accounting firm as may be mutually accepted by Purchaser and Seller, for review and final determination (the "Agreed Accounting Firm").  Each party shall summarize its position with regard to the remaining matters in dispute in a written document of twenty-five pages or less and submit such summaries to the Agreed Accounting Firm, together with any other documentation such party may desire to submit. Within fifteen (15) Business Days after receiving the parties' respective submissions, the Agreed Accounting Firm shall render in writing a decision choosing either Seller’s position or Purchaser’s position or a position in between those (but in no event higher or lower than the amounts proposed in the post-Closing statements exchanged between the parties, as described earlier in this subsection) based on the materials described above.  The Agreed Accounting Firm may not award damages or penalties to either party.  Any decision rendered by the Agreed Accounting Firm pursuant hereto shall be final, conclusive and binding on Seller and Purchaser and will be enforceable against any of the parties in any court of competent jurisdiction. The fees of the Agreed Accounting Firm shall be borne and paid one-half by Sellers and one-half by Purchaser.  Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case.  Within ten (10) Business Days after the date on which the parties or the Agreed Accounting Firm, as applicable, finally determines the disputed matters, (x) Purchaser shall pay to Seller the amount by which the Final Purchase Price exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Final Purchase Price, as applicable.

(c)           All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account Seller as set forth on Schedule 9.4(c), for the credit of Seller or to such other bank and account as may be specified by Seller in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.

ARTICLE 10
TERMINATION

Section 10.1      Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)         by mutual written consent of Seller and Purchaser;

(b)         by either Seller or Purchaser, if:

(i)
the Closing shall not have occurred on or before October 30, 2010 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available (A) to Seller, if any breach of this Agreement by Seller has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (B) to Purchaser, if any breach of this Agreement by Purchaser has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

(ii)
there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Body shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non appealable;

(c)          by Seller, if (i) any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality or Material Adverse Effect qualification shall not be further qualified) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date; and (B) to the extent the failure of such representations or warranties to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect on Purchaser; or (ii) Purchaser shall have failed to fulfill in any material respect any of its obligations under this Agreement; and such failure has not been cured within ten (10) days after written notice thereof from Seller to Purchaser; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date;

(d)          by Purchaser, if (i) any of the representations and warranties of Seller contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality or Material Adverse Effect qualification shall not be further qualified); as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date; and (B) to the extent the failure of such representations or warranties to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect on Seller; or (ii) Seller shall have failed to fulfill in any material respect any of its obligations under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty or failure, if curable, has not been cured within ten (10) days after written notice thereof from Purchaser to Seller; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date;

(e)           by either Seller or Purchaser if the total aggregate adjustments to the Purchase Price for Title Defects,  Environmental Defects and Casualty Loss exceeds twenty-five percent (25%) of the Purchase Price; or

(f)           by either Seller or Purchaser if the value of uncured Casualty Loss exceeds twenty-five percent (25%) of the Purchase Price.

Section 10.2      Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect and the parties shall have no liability or obligation hereunder (except for the provisions of Section 4.4, Section 5.6, Section 6.5, Section 7.5, Section 11.9 and Section 11.10 of this Agreement and this Article 10, the Section entitled "Definitions," and Article 12 (other than Section 12.6), all of which shall continue in full force and effect). Notwithstanding the foregoing, nothing contained in this Section 10.2 shall relieve any party from liability for Losses resulting from its breach of this Agreement.  If Seller terminates this Agreement (i) because Purchaser has failed to comply with any provision of Sections 8.1(a), 8.1(b) or 8.1(d); or (ii) as the result of any default or breach by Purchaser of Purchaser's obligations hereunder, then Seller shall be entitled to one or more of any and all remedies as may be available to Seller at law or in equity, including but not limited to specific performance. If Purchaser terminates this Agreement (i) because Seller has failed to comply with any provision of Sections 8.2(a), 8.2(b) or 8.2(d); or (ii) as the result of any default or breach by Seller of Seller's obligations hereunder, then Purchaser shall be entitled to all remedies as may be available to Purchaser at law or in equity, including but not limited to specific performance.

ARTICLE 11
POST-CLOSING OBLIGATIONS; INDEMNIFICATION; LIMITATIONS;
DISCLAIMERS AND WAIVERS

Section 11.1      Receipts.  Except as otherwise provided in this Agreement, any Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same promptly to Purchaser, and (b) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Seller is entitled under Section 1.4 shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same promptly to Seller.

Section 11.2     Expenses.  Except as otherwise provided in this Agreement, any Property Costs which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Property Costs for which Seller is responsible under Section 1.4 shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same; and (b) all Property Costs for which Purchaser is responsible under Section 1.4 shall be the sole obligation of Purchaser, and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same. Seller is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Seller is wholly responsible and Purchaser is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Purchaser is in whole or in part responsible; provided that Purchaser shall not agree to any adjustments to previously assessed costs for which Seller is liable without the prior written consent of Seller, such consent not to be unreasonably withheld. Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser and relating to periods for which Seller is partially responsible.

Section 11.3      Assumed Seller Obligations.  Subject to the indemnification by Seller under Section 11.5, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including but not limited to obligations to (a) furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, and to satisfy all other gas balancing obligations, if any, (b) pay working interests, royalties, overriding royalties and other interests held in suspense (it being agreed that, notwithstanding anything in this Agreement to the contrary, Purchaser shall be solely responsible for the distribution of all suspended funds included in the Assets and transferred to Purchaser pursuant hereto), (c) properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, drilled on the Properties, as required by Law, (d) replug any well, wellbore, or previously plugged well on the Properties to the extent required by Governmental Body, (e) dismantle, salvage and remove any equipment, structures, materials, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties, (f) clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws,  (g) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and related contracts, or as required by applicable Laws and (h) assumption of  all obligations related to the litigation on Schedule 5.7(a) except with respect to those obligations as specifically identified on Schedule 5.7(a) as being retained by Seller (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the "Assumed Seller Obligations"); provided, however, that the Assumed Seller Obligations shall not include, and Purchaser shall have no obligation to assume, any obligations or liabilities of Seller to the extent that they are (such excluded obligations and liabilities, the "Excluded Seller Obligations"):

(i)	attributable to or arise out of the Excluded Assets;

(ii)	the continuing responsibility of Seller under Section 11.1 or Section 11.2;

(iii)	Property Costs for which Seller is responsible pursuant to Section 1.4(b);

(iv)	obligations and liabilities arising from or relating to Item 1 on Schedule 5.7(a) (the Coll case), but only to the extent relating to periods prior to the Effective Time;

(v)
obligations and liabilities relating to third party personal injury or death claims for events occurring prior to the Effective Time, but excluding all Environmental Liabilities (for avoidance of doubt, such Environmental Liabilities shall not constitute Excluded Seller Obligations); and

(vi)	Retained Employee Liabilities.

Section 11.4      Survival and Limitations.

(a)           The representations and warranties contained in Section 5.5, Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11, Section 5.15, Section 5.16, Section 5.17, Section 5.18, Section 5.19, Section 5.20, and Section 5.21 shall terminate six (6) months after Closing.  The representations and warranties contained in Section 5.3, Section 5.4, Section 5.6, Section 6.2, Section 6.3, and Section 6.5 (collectively, the "Fundamental Representations") shall survive until the expiration of the applicable statute of limitations period. All other representations and warranties of Seller and Purchaser contained herein shall terminate three (3) months after Closing.  Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement. The covenants and other agreements of Seller and Purchaser set forth in this Agreement shall survive the Closing Date until fully performed.

(b)           No party hereto shall have any indemnification obligation pursuant to this Article 11 or otherwise in respect of any representation, warranty, covenant or agreement unless it shall have received from the party seeking indemnification a written notice (a "Claim Notice") of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty, covenant or agreement is being sought on or before the expiration of the applicable survival period set forth in Section 11.4(a). If an Indemnified Party delivers a Claim Notice to an Indemnifying Party before the expiration of the applicable survival period set forth in Section 11.4(a), then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice. A Claim Notice shall set forth with reasonable specificity (1) the basis for such claim under this Agreement, and the facts that otherwise form the basis of such claim and (2) to the extent reasonably estimable, an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate.

(c)           Neither Seller nor Purchaser shall have any liability for any indemnification under this Agreement, nor any liability for breach of any representations, warranties, or covenants under this Agreement, until and unless (i) the amount of the liability for any individual claim or series of claims arising out of the same or similar set of facts, for which a Claim Notice is delivered by Purchaser or Seller, as applicable, exceeds $250,000, and then only to the extent such damage exceeds $250,000 (“Individual Indemnity Threshold”), and (ii) the aggregate amount of the liabilities for all claims for which Claim Notices are delivered by Purchaser or Seller, as applicable, exceeds two percent (1.5%) of the Purchase Price, and then only to the extent such damages exceed two percent (1.5%) of the Purchase Price (the “Aggregate Indemnity Deductible”).

(d)           Except as expressly provided elsewhere in this Agreement, neither party shall be required to indemnify the other party, or otherwise be liable for breaching any representations, warranties, or covenants under this Agreement, for aggregate damages in excess of an amount equal to fifteen percent (15%) of the Purchase Price.

(e)           For purposes of this Article 11 only, the “material”, “materiality”, “all material respects” or “Material Adverse Effect” or similar qualifiers contained in the representations and warranties in Article 5 and Article 6 and which are subject to indemnification shall be disregarded for purposes of determining the Individual Indemnity Threshold and the Aggregate Indemnity Deductible.

Section 11.5      Indemnification by Seller.  Subject to the terms, conditions, and limitations of this Article 11, from and after the Closing, Seller shall jointly and severally indemnify, defend and hold harmless Purchaser and its directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors) and Affiliates and the successors and permitted assigns of this Agreement of Purchaser (collectively, the "Purchaser Indemnified Persons") from and against any and all Losses asserted against, resulting from, imposed upon, or incurred or suffered by any Purchaser Indemnified Person to the extent resulting from, arising out of or relating to:

(a)           any breach of any representation or warranty of Seller contained in this Agreement or in any certificate furnished by or on behalf of Seller in connection with this Agreement;

(b)           any breach or nonfulfillment of or failure to perform any covenant or agreement of Seller contained in this Agreement or in any certificate furnished by or on behalf of Seller in connection with this Agreement;

(c)           any Excluded Seller Obligations; and

(d)           The indemnity obligations in Section 11.5(c) with respect to Excluded Seller Obligations shall not be subject to the deductibles and limitations in Section 11.4.

Section 11.6      Indemnification by Purchaser.  From and after the Closing, subject to the terms and conditions of this Article 11, Purchaser shall indemnify, defend and hold harmless Seller and its directors, officers, employees, agents, consultants, stockholders, advisors and other representatives (including legal counsel, accountants and financial advisors), and Seller's successors, permitted assigns of this Agreement and Affiliates (collectively, the "Seller Indemnified Persons") from and against any and all Losses, asserted against, resulting from, imposed upon, or incurred or suffered by any Seller Indemnified Person, directly or indirectly, to the extent resulting from, arising out of, or relating to:

(a)           any breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate furnished by or on behalf of Purchaser to Seller in connection with this Agreement REGARDLESS OF FAULT;

(b)           any breach or nonfulfillment of or failure to perform any covenant or agreement of Purchaser contained in this Agreement REGARDLESS OF FAULT or any certificate furnished by or on behalf of Purchaser to Seller in connection with this Agreement;

(c)           the ownership, use or operation of the Assets after the Effective Time, REGARDLESS OF FAULT;

(d)           the Assumed Seller Obligations REGARDLESS OF FAULT; and

(e)           Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, REGARDLESS OF THE TIME OF OCCURRENCE AND REGARDLESS OF FAULT.

(f)           The indemnity obligations in Section 11.6(c), (d), and (e) shall not be subject to the deductibles and limitations in Section 11.4.

Section 11.7      Indemnification Proceedings.

(a)           In the event that any claim or demand for which Seller or Purchaser (such Person, an "Indemnifying Party") may be liable to a Purchaser Indemnified Person under Section 11.5 or to a Seller Indemnified Person under Section 11.6 (an "Indemnified Party") is asserted against or sought to be collected from an Indemnified Party by a third party (a "Third Party Claim,") the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim by delivery of a Claim Notice, provided that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11, except (and solely) to the extent that the Indemnifying Party demonstrates that its defense of such Third Party Claim is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice from the Indemnified Party (in this Section 11.7, the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of such Third Party Claim only if and for so long as the Indemnifying Party (i) notifies the Indemnified Party during the Notice Period that the Indemnifying Party is assuming the defense of such Third Party Claim, (ii) uses counsel of its own choosing that is reasonably satisfactory to the Indemnified Party, and (iii) conducts the defense of such Third Party Claim in an active and diligent manner. If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys' fees of the Indemnified Party if the Indemnified Party's counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim). If the Indemnifying Party elects (and is entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party's written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld). If the Indemnifying Party elects not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the Notice Period or otherwise is not entitled to assume such defense), the Indemnified Party shall be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)           Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party, shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) at the reasonable expense of the Indemnifying Party, as to which the Indemnifying Party fails to assume the defense during the Notice Period after the Indemnified Party gives notice thereof to the Indemnifying Party or (ii) at the reasonable expense of the Indemnifying Party, to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Party. The Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)           In any case in which an Indemnified Party seeks indemnification hereunder and no Third Party Claim is involved, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party within a reasonably prompt period of time after an officer of such Indemnified Party or its Affiliates has obtained knowledge of the Loss giving rise to indemnification hereunder. The failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively mitigate the resulting Losses or otherwise prejudices the Indemnifying Party.

Section 11.8     Release.  EXCEPT WITH RESPECT TO POST-CLOSING REMEDIATION AGREED TO PURSUANT TO SECTION 4.3, PURCHASER HEREBY RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNIFIED PERSONS FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST THE SELLER INDEMNIFIED PERSONS, RELATING DIRECTLY OR INDIRECTLY TO THE CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER CERCLA, REGARDLESS OF FAULT.

Section 11.9      Disclaimers.

(a)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c), OR IN THE CONVEYANCE, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)           EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(c), OR IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR ANY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, (IX) REDHIBITORY, PATENT OR LATENT DEFECTS, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c)           SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS "AS IS" AND "WHERE IS" FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 11.10    Waiver of Trade Practices Acts.

(a)           It is the intention of the parties that Purchaser's rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the "DTPA"). As such, Purchaser hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes. Purchaser acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $25,000,000 or more according to its most recent financial statement prepared in accordance with GAAP; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.

(b)           Purchaser expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Purchaser further recognizes that Seller, in determining to proceed with the entering into this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.

(c)           In addition to the foregoing, and in order to ensure compliance with Texas’ DTPA Section 17.42(c), Purchaser waives all rights it may possess, if any, under the DTPA with the following certification:

WAIVER OF RIGHTS

PURCHASER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER.

Section 11.11   Recording.  As soon as practicable after Closing, Purchaser shall record the Conveyance in the appropriate counties where the Properties are located and provide Seller with copies of all recorded or approved instruments. The Conveyance in the form attached as Exhibit B is intended to convey all of the Properties being conveyed pursuant to this Agreement. Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a Governmental Body are conveyed under the Conveyance and also are described and covered under separate assignments made by Seller to Purchaser on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyance attached as Exhibit B. Further, such assignments shall be deemed to contain all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyance as fully and only to the extent as though they were set forth in each such separate assignment.

ARTICLE 12
MISCELLANEOUS

Section 12.1      Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or electronic mail) in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.2      Notice.  All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by fax, by electronic mail or by registered or certified mail, postage prepaid, as follows:

If to Seller:	Petrohawk Properties, LP
KCS Energy, LLC
Hawk Field Services, LLC
1000 Louisiana, Suite 5600
Houston, Texas 77002
Attention: Stephen W. Herod
Telephone: 832-204-2701
Facsimile: 832-204-2801
sherod@petrohawk.com
and
David S. Elkouri
Telephone: 832-204-2772
Facsimile: 832-204-2872
delkouri@petrohawk.com

If to Purchaser:	EV Properties, L.P.
1001 Fannin, Suite 800
Houston, Texas 77002
Attn: Ron Gajdica
Telephone: 713-495-6536
Facsimile: 713-651-1260
rgajdica@enervest.net
and
Mike Mercer
Telephone: 713-495-6583
Facsimile: 713-651-1260
mmercer@enervest.net

With a copy to (which
shall not constitute
Notice to Purchaser):	EV Properties, L.P.
1001 Fannin, Suite 800
Attn: Fabene Welch
Telephone: 713-495-5386
Facsimile: 713-659-3556
fwelch@enervest.net

Either party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.  Reference to “Seller” shall mean each Seller jointly and severally, provided that any election or notices may be made to Seller hereunder shall be the sole discretion of Petrohawk Properties, LP, which decision shall be binding upon Petrohawk Properties, LP, KCS Resources, LLC and Hawk Field Services, LLC.

Section 12.3     Sales or Use Tax Recording Fees and Similar Taxes and Fees.  Purchaser shall bear any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees (collectively "Transfer Taxes") incurred and imposed upon, or with respect to, the transactions contemplated by this Agreement. Seller will determine, and Purchaser will cooperate with Seller in determining the amount of any Transfer Taxes, if any, that is due in connection with the transactions contemplated by this Agreement and Purchaser agrees to pay any such Transfer Tax to Seller or to the appropriate Governmental Body. If any of the transactions contemplated by this Agreement are exempt from any such Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.

Section 12.4     Expenses.  Except as otherwise expressly provided in Section 12.3 or elsewhere in this Agreement, (a) all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and (b) all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 12.5     Change of Name.  As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Purchaser shall eliminate the names "Petrohawk”, “Petrohawk Properties, LP”, “KCS Resources, LLC", “Petrohawk Energy Corporation,” “Hawk Field Services, LLC” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

Section 12.6     Replacement of Bonds, Letters of Credit and Guarantees.  The parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller or any of its Affiliates with Governmental Bodies and relating to the Assets may be transferable to Purchaser. Prior to Closing, Purchaser shall have obtained, or caused to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or any of its Affiliates or to consummate the transactions contemplated by this Agreement.

Section 12.7     Threshold for “Material” and “Materiality”.  As used in Sections 3.3(i), 3.3(s), 5.9, 5.16, 7.6 and 7.7(b), “material” and “materiality” each mean having a value in excess of $37,500 on an individual Asset or occurrence basis, as applicable.

Section 12.8     Governing Law and Venue.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN HARRIS COUNTY, TEXAS.

Section 12.9      Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.10   Waivers.  Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.11   Assignment.  No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.12   Entire Agreement.  The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

Section 12.13    Amendment.

(a)           This Agreement may be amended or modified only by an agreement in writing executed by the parties hereto.

(b)           No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 12.14    No Third-Party Beneficiaries.  Nothing in this Agreement shall entitle any Person other than Purchaser or Seller to any claims, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Persons and Purchaser Indemnified Persons (provided, however, any claim for indemnity hereunder on behalf of an Seller Indemnified Person or an Purchaser Indemnified Person must be made and administered by a party to this Agreement).

Section 12.15    References.  In this Agreement:

(a)           References to any gender includes a reference to all other genders;

(b)           References to the singular includes the plural, and vice versa;

(c)           Reference to any Article or Section means an Article or Section of this Agreement;

(d)           Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)           Unless expressly provided to the contrary, "hereunder", "hereof”, "herein" and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)           "Include" and "including" shall mean include or including without limiting the generality of the description preceding such term; and

(g)           Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the Definitions section hereof.

Section 12.16   Construction.  Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent party would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm's-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either party.

Section 12.17   Conspicuousness.  The parties agree that provisions in this Agreement in "bold" type satisfy any requirements of the "express negligence rule" and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 12.18   Severability.  If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law.

Section 12.19    Time of Essence.  Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 12.20   Limitation on Damages.  Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the parties acknowledge that this Agreement does not authorize one party to sue for or collect from the other party its own punitive damages, or its own consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby and each party expressly waives for itself and on behalf of its Affiliates, any and all Claims it may have against the other party for its own such damages in connection with this Agreement and the transactions contemplated hereby.

Section 12.21    Limited Reimbursement regarding the Young and Wytex Cases.  Notwithstanding anything herein to the contrary, Purchaser’s sole and exclusive right and remedy with respect to item 2 on Schedule 5.7(a) (the “Wytex Case”) and item 3 on Schedule 5.7(a) (the “Young Case”) shall be pursuant to this Section 12.21.   By way of clarification and not of limitation, Purchaser shall not be entitled to claim a Title Defect with respect to any of the Assets related to the Wytex Case or the Young Case, nor shall Purchaser be entitled to make any claim for indemnification pursuant to Article XI hereof.  At Closing, Purchaser shall, at Purchaser’s sole cost and expense, assume the defense of both the Young Case and the Wytex Case and conduct such defense in an active and diligent manner.  Seller shall have the right, but not the obligation to employ separate counsel at its own expense and to participate in the defense thereof. Purchaser shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of Purchaser or Seller in either the Wytex Case or the Young Case without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  In the event Purchaser settles in exchange for a monetary payment (with Seller’s consent) or receives a final, non-appealable judgment for monetary damages against Purchaser in either or both of the Wytex Case or the Young Case, Purchaser shall be entitled to reimbursement for such monetary settlement or damages, as applicable, but only up to the Allocated Value of the Properties associated with each such case and exclusive of any cost, expense or other Losses associated with either the Wytex Case or the Young Case.  By further way of clarification, Purchaser’s right to reimbursement for each of the Wytex Case and the Young case shall be limited to the Allocated Value of the Properties associated with each case (i.e. Purchaser shall not be entitled to reimbursement for the Wytex Case for the Allocated Value of any Properties associated with the Young Case, nor shall Purchaser be entitled to reimbursement for the Young Case for the Allocated Value of any Properties associated with the Wytex case).  Seller shall make any reimbursement payment to Purchaser pursuant to this Section 12.21 within five (5) Business Days after settlement or final judgment of either the Young Case or the Wytex Case.  Except with respect to the reimbursement payments contemplated by this Section 12.21 and notwithstanding anything contained in this Agreement or the Conveyance to the contrary, Purchaser agrees to indemnify, release, defend and hold all Seller Indemnified Persons harmless from any and all damages, obligations and any other Losses associated with the Wytex Case and the Young Case REGARDLESS OF FAULT.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLER:

PETROHAWK PROPERTIES, LP

By:		P-H Energy, LLC, its general partner

	By:	/s/ David S. Elkouri
David S. Elkouri
Executive Vice President-General Counsel and Secretary

KCS RESOURCES, LLC

By:		/s/ David S. Elkouri
David S. Elkouri
Executive Vice President-General Counsel and Secretary

HAWK FIELD SERVICES, LLC

By:		/s/ David S. Elkouri
David S. Elkouri
Executive Vice President-General Counsel and Secretary

PURCHASER

EV PROPERTIES, L.P.

By:		/s/ Mark A. Houser
Name:		Mark A. Houser
Title:		President and Chief Operating Officer